Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 17, 2010 with respect to the consolidated financial statements included in the Annual Report on Form 20-F for the year ended December 31, 2009 of China Ceramics Co., Ltd. and its subsidiaries, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON
Shanghai, PRC
February 11, 2011